NEWS

NEWS RELEASE	Littelfuse, Inc.

800 East Northwest Highway Des Plaines, IL 60016

(847) 824-1188 • (847) 391-0894 — FAX #

CONTACT: Phil Franklin,
Vice President, Operations Support & CFO (847) 391-0566
LITTELFUSE REPORTS FOURTH QUARTER RESULTS
     DES PLAINES, Illinois, February 6, 2008 — Littelfuse, Inc. (NASDAQ/NGS:LFUS) today reported sales and earnings for the fourth quarter and full year of 2007.
Fourth Quarter Highlights
•	Sales for the fourth quarter of 2007 were $134.9 million, an increase of $7.1 million or 6% compared to the fourth quarter of 2006, reflecting growth in all three business segments and all geographies. The electrical business led the way with a 14% sales increase, while automotive and electronics sales grew 9% and 3%, respectively.

•	Diluted earnings per share for the fourth quarter of 2007 were $0.36 compared to diluted earnings per share of $0.21 for the fourth quarter of 2006.

•	Adjusted diluted earnings per share (see Supplemental Schedule) were $0.38, which excludes $0.8 million of non-cash asset impairment charges related to manufacturing transfers. This was above the company’s guidance of $0.33 to $0.37 per share, due primarily to a lower tax rate reflecting higher earnings in low-tax jurisdictions. Adjusted diluted earnings per share increased 52% compared to the prior-year quarter due to higher sales, improved margins and a lower tax rate.

•	Cash flow from operating activities was $28.7 million for the fourth quarter of 2007 as accounts receivable days sales outstanding was reduced to 58 and inventory turns increased to 6.2.

•	The company repurchased 500,000 shares of its common stock in the fourth quarter at an average price per share of $32.87. At the end of 2007, the company had 500,000 shares remaining on the current board authorization.

•	The book-to-bill ratio for electronics for the fourth quarter of 2007 was .96, which is down from .98 for the third quarter of 2007.

•	Capacity utilization for electronics held steady at approximately 80%.
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Full Year Highlights
•	Sales for 2007 were $536.1 million, which surpassed last year’s record sales of $534.9 million. Electrical and automotive sales increased 14% and 9%, respectively. This was partially offset by a 5% decline in electronics sales due primarily to a distributor inventory correction earlier in the year and weakness in certain telecom segments. Regionally, Europe and Asia sales increased 6% and 3%, respectively, while the Americas declined 5%. In Europe, favorable currency effects and modest growth in automotive were partially offset by lower electronics sales. Both electronics and automotive contributed to the Asia growth. The decline in the Americas was due to weakness in electronics, partially offset by growth in both electrical and automotive.

•	Diluted earnings per share for 2007 were $1.64 compared to $1.06 in 2006, primarily due to a gain on the sale of property in Ireland in 2007 and higher restructuring charges related to manufacturing transfers in 2006.

•	2007 was another strong year for cash flow. The company generated $59.9 million of cash from operating activities and $8.6 million from asset disposals (primarily real estate). This enabled funding of $40.5 million of capital expenditures, $4.5 million of acquisitions and $16.4 million of stock repurchases, while cash net of debt increased $21.0 million to $51.6 million.
     “2007 was a year of many accomplishments and a few disappointments,” said Gordon Hunter, Chief Executive Officer. “The automotive and electrical businesses both had record years. We made excellent progress on our manufacturing transfers, and we achieved record inventory turns and strong cash flow. On the negative side was the weak performance of our electronics business, although the return to growth in the fourth quarter for this business was encouraging.”
Current Outlook
•	Sales for the first quarter of 2008 are expected to be in the range of $134 to 138 million, which represents 2 to 5% growth over the prior-year quarter.

•	Margins will be impacted throughout 2008 by increasing costs related to manufacturing transfers, including redundant overhead, equipment move costs, training and retention incentives. These costs are expected to average about $3 million per quarter.

•	Diluted earnings for the first quarter of 2008 are expected to be in the range of $0.32 to $0.37 per share.
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•	Sales for fiscal year 2008 are expected to increase 5 to 7% compared to 2007, with the second half of the year being stronger than the first half due to increased new product sales.

•	Diluted earnings per share for 2008 are expected to be in the range of $1.80 to $1.90.

•	The effective tax rate for 2008 is expected to be approximately 30%.

•	Cash from operating activities will be reduced by approximately $20 million of severance payments in 2008, mostly due to the closure of the Ireland facility. Net capital expenditures are expected to increase to approximately $45 million in 2008 due to costs related to the manufacturing transfers and the move to a new headquarters facility.
     “Our critical initiatives related to improving organic growth and driving to best-in-class manufacturing costs are on schedule. As a result, we remain confident in our ability to deliver earnings of $2.50 per share in 2009 and to achieve a 15% operating margin upon the completion of the manufacturing transfers,” said Hunter.
Conference Call Webcast Information
     Littelfuse will host a conference call today, Wednesday, February 6, 2008 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through March 31, 2008 and can be accessed through the Web site listed above.
About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $536.1 million in 2007, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s web site at www.littelfuse.com.
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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations and the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations and other risks that may be detailed in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 under the heading “Risk Factors” and elsewhere in the company’s other Securities and Exchange Commission filings. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements. The company assumes no obligation to update this forward-looking information, except as required by law.

LITTELFUSE, INC.
Sales by Geography and Market
(in millions, unaudited)

	Fourth Quarter			Year-to-Date
	2007	2006	% Change	2007	2006	% Change
Geography
Americas	$48.8	$48.0	2%	$204.3	$216.0	(5)%
Europe	29.4	26.9	10%	118.2	111.6	6%
Asia-Pacific	56.7	52.9	7%	213.6	207.3	3%

Total	$134.9	$127.8	6%	$536.1	$534.9	—%

	Fourth Quarter			Year-to-Date
	2007	2006	% Change	2007	2006	% Change
Market
Electronics	$88.2	$85.5	3%	$348.9	$365.5	(5)%
Automotive	33.6	30.8	9%	135.1	123.6	9%
Electrical	13.1	11.5	14%	52.1	45.8	14%

Total	$134.9	$127.8	6%	$536.1	$534.9	—%

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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$64,943	$56,704
Accounts receivable	85,607	83,901
Inventories	58,845	65,961
Deferred income taxes	10,986	12,382
Prepaid expenses and other current assets	16,389	9,821

Total current assets	236,770	228,769

Property, plant, and equipment:
Land	12,573	10,916
Buildings	49,321	45,518
Equipment	282,416	285,758

	344,310	342,192
Accumulated depreciation	(199,748)	(216,676)

Net property, plant and equipment	144,562	125,516

Intangible assets, net of amortization:
Patents, licenses and software	9,231	10,118
Distribution network	13,823	15,209
Trademarks and tradenames	1,192	1,321
Goodwill	73,462	67,500

	97,708	94,148

Investments	6,544	5,231
Deferred income taxes	6,141	9,746
Other assets	1,240	1,556

Total Assets	$492,965	$464,966

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,985	$23,334
Accrued payroll	19,441	22,468
Accrued expenses	9,988	12,579
Accrued severance	21,092	10,670
Accrued income tax	2,595	4,656
Current portion of long-term debt	12,086	24,328

Total current liabilities	98,187	98,035

Long-term debt, less current portion	1,223	1,785
Accrued severance	8,912	18,879
Accrued post-retirement benefits	20,585	27,971
Other long-term liabilities	10,501	14,488
Minority interest	143	143
Shareholders’ equity	353,414	303,665

Total Liabilities and Shareholders’ Equity	$492,965	$464,966

Common shares issued and outstanding of 21,869,824 and 22,110,674, at December 29, 2007, and December 30, 2006, respectively
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LITTELFUSE, INC.
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 29,	Dec 30,	Dec 29,	Dec 30,
	2007	2006	2007	2006

Net sales	$134,966	$127,836	$536,144	$534,859

Cost of sales	92,310	89,747	364,607	373,596

Gross profit	42,656	38,089	171,537	161,263

Selling, general and administrative expenses	26,320	26,986	103,258	110,581
Research and development expenses	5,463	4,609	21,700	18,708
Gain on sale of Ireland property	—	—	(8,037)	—
Amortization of intangibles	894	1,096	3,307	3,116

Operating income	9,979	5,398	51,309	28,858

Interest expense	520	374	1,557	1,626
Other expense (income), net	(846)	(547)	(1,536)	(2,174)

Earnings from continuing operations before income taxes	10,305	5,571	51,288	29,406

Income taxes	2,367	927	14,453	6,170

Earnings from continuing operations	7,938	4,644	36,835	23,236

Discontinued operations (net of tax)	—	—	—	588

Net income	$7,938	$4,644	$36,835	$23,824

Net income per share:
Basic:
Continuing operations	$0.36	$0.21	$1.66	$1.04

Discontinued operations	$—	$—	$—	$0.03

Net income	$0.36	$0.21	$1.66	$1.07

Diluted:
Continuing operations	$0.36	$0.21	$1.64	$1.03

Discontinued operations	$—	$—	$—	$0.03

Net income	$0.36	$0.21	$1.64	$1.06

Weighted average shares and equivalent shares outstanding:
Basic	22,108	22,296	22,231	22,305

Diluted	22,254	22,424	22,394	22,434

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	For the Twelve Months Ended
	December 29, 2007	December 30, 2006
Operating activities:
Net income	$36,835	$23,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,196	29,749
Amortization of intangibles	3,307	3,116
Stock-based compensation	4,957	5,187
Gain on sale of Ireland property	(8,037)	—
Changes in operating assets and liabilities:
Accounts receivable	(249)	2,970
Inventories	9,112	1,240
Accounts payable and accrued expenses	(1,914)	19,969
Accrued taxes	(2,807)	(6,491)
Prepaid expenses and other	(7,460)	1,351

Net cash provided by operating activities	59,940	80,915

Investing activities:
Purchases of property, plant and equipment	(40,501)	(19,613)
Purchase of businesses, net of cash acquired	(4,507)	(37,841)
Sale of business and property, plant and equipment	10,200	14,901

Net cash used in investing activities	(34,808)	(42,553)

Financing activities:
Proceeds from debt	89,200	43,273
Payments of debt	(101,991)	(45,626)
Notes receivable, common stock	6	7
Proceeds from exercise of stock options	6,316	5,734
Purchases of common stock	(16,434)	(10,262)
Excess tax benefit on share-based compensation	610	468

Net cash used in financing activities	(22,293)	(6,406)

Effect of exchange rate changes on cash	5,400	2,801

Increase in cash and cash equivalents	8,239	34,757

Cash and cash equivalents at beginning of period	56,704	21,947

Cash and cash equivalents at end of period	$64,943	$56,704

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LITTELFUSE, INC.
Supplemental Information
(in thousands, except per share data, unaudited)

	For the Three Months Ended
	Dec 29, 2007	Dec 30, 2006
Net sales	$134,966	$127,836

Cost of sales	92,310	89,747
Special items (1)	(767)	(2,714)

Adjusted cost of sales	91,543	87,033

Adjusted gross profit	43,423	40,803
% of sales	32.2%	31.9%

Operating expenses	32,677	32,691
Special items	—	—

Adjusted operating expenses	32,677	32,691

% of sales	24.2%	25.6%

Adjusted operating income	10,746	8,112

% of sales	8.0%	6.3%

Interest/other (income) expense	(326)	(173)
Special items	—	—

Adjusted interest/other (income) expense	(326)	(173)

Adjusted income before tax	11,072	8,285

Adjusted income tax expense	2,547	2,651

Effective rate	23.0%	32.0%

Adjusted net income	$8,525	$5,634

Adjusted earnings per share	$0.38	$0.25

Diluted shares	22,254	22,424

Note: The company believes that adjusted operating income is more indicative of its ongoing operating performance than GAAP operating income since it excludes gains on asset sales and special charges that are related to closure of legacy operations.
Special Charges:

(1)	Special items for the period ended December 29, 2007 primarily relate to impairment charges incurred in China and Germany for manufacturing transfers. Special items for the period ended December 30, 2006 primarily relate to Ireland and Teccor severance and asset write-downs.
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